VAN WAGONER FUNDS, INC.

FORM N-SAR

Report for the Period Ending December 31, 2000


Item 77J - Revaluation of Assets or Restatement of Capital
	   Share Accounts

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at December 31, 2000, reclassifications were recorded to increase (decrease) capital stock by $(2,677,806), $(8,827,405), $(9,611,873), $23,926,456
and $138,503,255; increase undistributed net investment income by $2,678,325, $8,827,405, $9,611,873, $3,582,855 and
$18,364,994; and decrease accumulated net realized loss on investments by $519, $0, $0, $27,509,320 and $156,868,249 for
the Mid-Cap Growth, Technology, Post-Venture, Micro-Cap Growth and Emerging Growth Funds, respectively, and to increase undistributed net investment income and increase accumulated net realized loss on investments by $37,950 and $34,729 for the Capital Appreciation and Growth Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.